Exhibit 10.24.3

SECOND AMENDMENT TO THE
BROOKDALE SENIOR LIVING INC.
ASSOCIATE STOCK PURCHASE PLAN

Pursuant to action taken by the Board of Directors of Brookdale Senior Living Inc. under Section 9.2 of the Brookdale Senior Living Inc. Associate Stock Purchase Plan effective as of October 1, 2008, as amended by that certain First Amendment to Brookdale Senior Living Inc. Associate Stock Purchase Plan effective as of December 12, 2013 (as amended, the “Plan”), the Plan is hereby amended effective February 13, 2020 as follows:

1.    Section 6.4 is hereby amended and restated in its entirety to read as follows:

6.4    PURCHASE OF STOCK. On an Exercise Date, all options shall be automatically exercised, except that the options of a Participant who has terminated employment pursuant to Section 7.1 or who has withdrawn all of his or her contributions shall expire. The Contribution Account of each Participant shall be used to purchase the maximum number of whole shares of Stock determined by dividing the Exercise Price into the balance of the Participant’s Contribution Account, subject to the limitation on options under Section 6.6(a). Any balance remaining in a Participant’s Contribution Account as a result of the limitation on options under Section 6.6(a) or otherwise up to one thousand dollars ($1,000.00) shall remain in the Participant’s Contribution Account to be used in the next Option Period along with new contributions in the next Option Period. The balance of a Participant’s Contribution Account in excess of one thousand dollars ($1,000.00) and the entire balance remaining of a Participant who does not enroll for the next Option Period shall be returned to the Participant in cash, without interest.